                                                                     Exhibit 5.1



                       [Letterhead of Goodwin Procter LLP]

August 29, 2002


Harvard Bioscience, Inc.
84 October Hill Road
Holliston, Massachusetts 01746

Re:  Legality of Securities to be Registered Under
     REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Harvard Bioscience, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") for the registration of up to 3,200,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company under the Securities Act of 1933, as amended (the "Securities Act") that may be issued in connection with the merger (the "Merger") of Genomic Solutions, Inc., a Delaware corporation ("Genomic Solutions"), with and into HAG Acq. Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Surviving Corporation").

In connection with the rendering of this opinion, we have examined (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date and on file with the Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto and
(v) such certificates, receipts, records and other documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that, upon the adoption and approval of the Agreement and Plan of Merger, dated as of July 17, 2002, by and among the Company, the Surviving Corporation and Genomic Solutions (the "Merger Agreement"), and the approval of the Merger and the matters and transactions contemplated by the Merger Agreement, by the stockholders of Genomic Solutions in accordance with the terms and conditions set forth in the Registration Statement, the filing of the Certificate of Merger with the Secretary of State of the

State of Delaware, and the issuance and delivery of the Common Stock and cash to the stockholders of Genomic Solutions pursuant to the Merger, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinion expressed herein are being furnished to you for your benefit and may not be circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the heading "Legal Matters" in the Proxy Statement and Prospectus contained therein and to inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ GOODWIN PROCTER LLP
---------------------------
GOODWIN PROCTER LLP